DIGITAL MEDIA SOLUTIONS, INC.
2020 OMNIBUS INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “RSU Award Agreement”), dated as of October 28, 2020 (the “Date of Grant”), is made by and between Digital Media Solutions, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
1.     Grant of Restricted Share Units. The Company hereby grants to the Participant [●] Restricted Share Units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan.

2.     Vesting.
(a)    The RSUs shall become vested as follows: (i) 33.3% of the RSUs shall vest on July 16, 2021; (ii) 33.3% of the RSUs shall vest on July 16, 2022; and (iii) 33.4% of the RSUs shall vest on July 16, 2023 (each a “Vesting Date”); provided that the Participant remains in continuous employment with the Company or its Affiliates through the applicable Vesting Date.

(b)    Except as set forth in Sections 2(c) and 2(d) below, if the Participant’s employment is terminated for any reason, (i) this RSU Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested as of the date of termination shall immediately terminate, (ii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(c)    If the Participant’s employment is terminated by the Company without Cause, provided that the Participant has not been terminated based on inadequate performance as determined by the Company in its sole discretion, and provided further that the Participant executes and delivers to the Company (and does not revoke) a general release of claims in a form satisfactory to the Company within 60 days following such termination (or such shorter period as may be specified by the Company in accordance with applicable law): (i) a pro rata amount of the RSUs that are scheduled to vest on the next applicable Vesting Date equal to (x) the total number of RSUs that are scheduled to vest on the next applicable Vesting Date, multiplied by (y) a fraction, the numerator of which is the number of full calendar months the Participant has been employed following July 16, 2020 (or, as applicable, any later Vesting Date immediately preceding such termination of employment), and the denominator of which is 12, shall immediately vest and shall be settled as soon as practicable after the date of such termination of employment in accordance with Section 3 below, but in no event later than March 15 of the year following the year in which such date of termination occurs; (ii) this RSU Award Agreement shall terminate and all rights of the Participant with respect to the portion of the RSUs, if any, that have not vested as of the date of termination in accordance with this Section 2(c) shall immediately terminate; (iii) any such unvested RSUs shall be forfeited without payment of any consideration; and (iv) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(d)    If the Participant’s employment is terminated due to the Participant’s death or Disability, and provided in each case that the Participant (or the Participant’s estate, if applicable) executes and delivers to the Company (and does not revoke) a general release of claims in a form satisfactory to the Company within 60 days following such termination (or such shorter period as may be specified by the Company in accordance with applicable law): (i) the portion of the RSUs that are scheduled to vest on the next applicable Vesting Date shall immediately vest and shall be settled as soon as practicable after the date of such termination of employment in accordance with Section 3 below, but in no event later than March 15 of the year following the year in which such date of termination occurs; (ii) this RSU Award Agreement shall terminate and all rights of the Participant with respect to the portion of the RSUs, if any, that have not vested as of the date of termination in accordance with this Section 2(d) shall immediately terminate; (iii) any such unvested RSUs shall be forfeited without payment of any consideration; and (iv) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(e)    Notwithstanding anything set forth in this Section 2 if (i) a Change in Control occurs, (ii) the Participant’s employment is terminated by the Company without Cause on or after the effective date of the Change in Control but prior to 24 months following the Change in Control, and (iii) provided that the Participant executes and delivers to the Company (and does not revoke) a general release of claims in a form satisfactory to the Company within 60 days following such termination (or such shorter period as may be specified by the Company in accordance with applicable law), then all unvested RSUs shall immediately vest and shall be settled as soon as practicable after the date of such termination of employment in accordance with Section 3 below, but in no event later than March 15 of the year following the year in which such date of termination occurs.

3.    Settlement. Each RSU granted hereunder shall represent the right to receive one Share (the “Settlement”). The Settlement shall occur as soon as practicable after the applicable vesting date, but in no event later than March 15 of the year following the year in which such vesting date occurs.

4.    Voting and Other Rights. The Participant shall have no rights of a stockholder with respect to the RSUs (including the right to vote and the right to receive distributions or dividends) unless and until Shares are issued in respect thereof following the applicable vesting date. Notwithstanding the foregoing, if the Company declares a regular cash dividend to the holders of Shares during the period beginning on the Date of Grant and ending on the date the RSUs are settled, then the Participant shall be credited with dividend equivalents equal to the dividends the Participant would have received if the Participant had been the owner of a number of Shares equal to the number of RSUs credited to the Participant on such dividend payment date (the “Dividend Equivalent”). Any Dividend Equivalent shall be converted into additional RSUs based on the Fair Market Value of a Share on the dividend payment date. The Participant shall continue to be credited with Dividend Equivalents until the Settlement of the corresponding RSU or, if applicable, the forfeiture of the corresponding RSU. The Dividend Equivalents so credited shall be subject to the same terms and conditions as the corresponding RSU, and they shall vest (or, if applicable, be forfeited) and be settled in the same manner and at the same time as the corresponding RSU, as if they had been granted at the same time as such RSU.

5.    RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this RSU Award Agreement and the RSUs shall be final and conclusive.

6.    Restrictive Covenants.

(a)    Defined Terms. For purposes of this Section 6, the following terms shall have the respective meanings set forth below.

    (i)    “Competitive Business” means any business entity that provides or is preparing to provide technology and digital performance marketing solutions, including developing and providing proprietary technology solutions, proprietary media distribution or data-driven processes.
    (ii)    “Confidential Information” means any and all information relating to the business and affairs of the Company or its Affiliates, their products, processes and/or services and their customers, suppliers, creditors, shareholders, contractors, agents, employees and consultants, including, but not limited to, any and all information relating to products, research, development, inventions, manufacture, purchasing, accounting, finances, costs, profit margins, marketing, merchandising, selling, customer lists, customer requirements, pricing, pricing methods, computer programs and software, databases and data processing and any and all other such knowledge, information and materials conceived, designed, created, used or developed by or relating to the Company or its Affiliates; provided, however, that Confidential Information does not include any information that is in the public domain or come into the public domain not as a result of a breach by the Participant of any of the terms or provisions of this RSU Award Agreement.

(iii)    “Restricted Period” means the twelve (12) month period following the date on which the Participant’s employment with the Company or its Affiliates terminates for any reason.

(b)    Confidentiality. During the period of the Participant’s employment with the Company or its Affiliates and at any time thereafter, the Participant agrees not to, directly or indirectly, communicate, divulge, publish or disclose to any other person, firm, or entity or use for the Participant’s own benefit or purposes or for the benefit of any other person, firm or entity, any Confidential Information, except as required by law or court order or expressly authorized in advance in writing by the Company.

(c)    Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Participant understands that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Participant’s attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participant understands that if the Participant files a lawsuit for retaliation by the Company or its Affiliates for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (Y) files any document containing the trade secret under seal, and (Z) does not disclose the trade secret, except pursuant to court order. Nothing in this RSU Award Agreement, or any other agreement with or policy of the Company or its Affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; provided, further, that nothing in this RSU Award Agreement or any other agreement with or policy of the Company or its Affiliates shall prohibit or restrict the Participant from (i) responding to a valid subpoena, court order or similar legal process; provided, that, in the event of any such a required disclosure, the Participant must promptly notify the Company in writing of the information the Participant is required to disclose and to whom the Participant is requested to disclose such information so that the Company has a reasonable opportunity to challenge the subpoena, court order or similar legal process, or (ii) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company. Nothing in this RSU Award Agreement or any other agreement with or policy of the Company or its Affiliates shall restrict the Participant from speaking freely with law enforcement, the Equal Employment Opportunity Commission, a state Division of Human Rights, a local commission on human rights, or an attorney retained by the Participant.

(d)    Non-Competition. During the period of the Participant’s employment with the Company or its Affiliates and the Restricted Period, the Participant shall not, directly or indirectly, manage, operate, control or participate in the management, operation or control of, or be employed by or provide services to any Competitive Business. Notwithstanding the foregoing, the Participant shall not be prohibited from engaging in any Competitive Business if (i) such Competitive Business also engages in lines of business that are separate, distinct and divisible from the business of the Company or its Affiliates, (ii) the Participant does not provide services, Confidential Information or strategy to any division of the Competitive Business engaged or preparing to engage in lines of business or services engaged by the Company or its Affiliates (including any natural person working for, or providing services to, any such division), and (iii) the Participant does not attend meetings where the business of the Company or its Affiliates is discussed or where the Participant could, even inadvertently, disclose Confidential Information of the Company or its Affiliates; provided, further, that the Participant’s ownership of not more than 1% of any Competitive Business shall not constitute a violation of this Section 6(d).

(e)    Employee Non-Solicitation. During the period of the Participant’s employment with the Company or its Affiliates and the Restricted Period, the Participant shall not, directly or indirectly, solicit, recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of any individual who, directly or indirectly, reported to the Participant at any time during the Participant’s employment with the Company. Notwithstanding the foregoing, the Participant shall not be prohibited from placing or being involved with placing general advertisements of employment or soliciting, recruiting or hiring any employee, independent contractor or consultant whose employment or engagement with the Company or its Affiliates was terminated by the Company or its Affiliates, as applicable, or who respond to employment websites or general advertisements for employment.

(f)    Customer Non-Solicitation. During the period of the Participant’s employment with the Company or its Affiliates and the Restricted Period, the Participant shall not, directly or indirectly, encourage or solicit any customer, supplier, licensee or other business relation or prospective customer, supplier, licensee or other business relation of the Company or its Affiliates, in each case, only to the extent that the Participant had contact with such customer, supplier, licensee or other business relation in connection with the Participant’s employment with the Company or its Affiliates, to cease doing business with or reduce the amount of business conducted with the Company or its Affiliates.

(g)    Acknowledgements. The Participant acknowledges and agrees that: (i) the Company faces intense competition in all of its lines of business; (ii) the Participant’s employment with the Company has required, and will continue to require, that the Participant receive, create, and gain access to, Confidential Information which is vitally important to the Company’s success; (iii) the Company’s Confidential Information is of substantial value and highly confidential, is not known to the general public, is the subject of reasonable efforts to maintain its secrecy, including professional and trade secrets, and is being provided and disclosed to the Participant solely for use in connection with and during the Participant’s employment with the Company; (iv) the Participant has participated in and developed, and will continue to participate in and develop, relationships with the Company’s customers in the course of the Participant’s employment; (v) it is important that the Company take steps to protect its Confidential Information and business relationships, even after the Participant’s employment with the Company concludes for any reason; (vi) the disclosure of the Company’s Confidential Information or interference with the Company’s relationships could do serious damage to the business, finances or reputation of the Company; and (vii) enforcement of the covenants set forth in this Section 6 of this RSU Award Agreement are reasonable and necessary to ensure the protection and continuity of the business and goodwill of the Company.

(h)    Forfeiture and Return of Award. In the event the Participant breaches any of the restrictive covenant obligations set forth in in this Section 6, the Participant shall immediately forfeit all outstanding RSUs. In addition, the Participant shall pay to the Company an amount equal to all payments previously received in connection with the RSUs, in addition to any other remedy to which the Company may be entitled as a result of such breach.

(i)    Injunctive Relief. In addition to any other remedies available to the Company at law or in equity, including damages, the Participant agrees that the Company will suffer irreparable injury if the Participant were to breach, or threaten to breach, any provision of this RSU Award Agreement (including, without limitation, the restrictive covenant obligations set forth in this Section 6) and that the Company shall by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of competent jurisdiction, without the need to post any bond, and the Participant further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Participant from breaching the covenants set forth in this Section 6 of the RSU Award Agreement.

7.    No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or its Affiliates or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause.

8.    Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the Settlement of any RSUs.

9.    Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Award Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this RSU Award Agreement which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Participant and the Company during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the 60 day period (or such shorter period as may be specified by the Company in accordance with applicable law) referenced in Section 2(c) and Section 2(d) hereof begins in one taxable year and ends in a second taxable year, the Settlement shall occur in the second taxable year. The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

10.    Governing Law. This RSU Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

11.    RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

12.    No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.

13.    Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14.    Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement (including the covenants set forth in Section 6) shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

15.    Entire Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, including any restrictive covenant agreements, and including any restrictive covenant obligations entered into in connection with any offer letters or employment agreements with the Company or its Affiliates, as applicable.

16.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

17.    Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.

18.    Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

19.    Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or its Affiliates otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or its Affiliates under any other agreement or arrangement between the Participant and the Company or its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

DIGITAL MEDIA SOLUTIONS, INC.
By:

Print Name:

Title:

PARTICIPANT

Signature:

Print Name:

[Signature Page to RSU Award Agreement]